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                                                                 EXHIBIT 10.16


                              AMENDED AND RESTATED
                              CONSULTING AGREEMENT



         THIS CONSULTING AGREEMENT ("AGREEMENT") is made and entered into as of the 8th day of October, 1997, by and between Let's Talk Cellular & Wireless, Inc., a Florida corporation f/k/a Let's Talk Cellular of America, Inc. ("LTC"), Telephone Warehouse, Inc., a Texas corporation ("TWI" and collectively with LTC, the "COMPANIES") and H.I.G. Capital Management, Inc. (the "CONSULTANT").

         1. APPOINTMENT OF CONSULTANT. The Companies appoint the Consultant and the Consultant accepts appointment on the terms and conditions provided in this Agreement as a consultant to the Companies' businesses, including any other corporations hereafter formed or acquired by the Companies to engage in any business. This Agreement has been amended and restated as of the date hereof in consideration for additional investment banking services to be provided by the Consultant in connection with a Public Offering planned by the Company.

         2. BOARD OF DIRECTORS SUPERVISION. The activities of the Consultant to be performed under this Agreement shall be subject to the supervision of the Chief Executive Officer (the "CEO") and the President of LTC and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board of Directors of LTC (the "BOARD") and in effect from time to time. Subject to the foregoing limitations and otherwise where not required by applicable law or regulation, the Consultant shall not require the prior approval of the Board to perform its duties under this Agreement.

         3. AUTHORITY OF CONSULTANT. Subject to any limitations imposed by applicable law or regulation or by the CEO, the President or the Board, the Consultant shall render management, consulting and financial services to the Companies which services shall include advice and assistance in connection with the planning and effectuation of a Reorganization or Public Offering. The Consultant will use its best efforts to cause its employees and agents to give the Companies the benefit of their special knowledge, skill and business expertise to the extent relevant to the Companies' businesses and offers.

         For purposes of this Agreement, the following terms shall have the following meanings:

         (i) "REORGANIZATION" shall mean (i) a merger or consolidation of LTC with or into another corporation of which LTC is not the surviving corporation, (ii) the sale of all or substantially all of LTC's properties and assets to any other person, or
                  (iii) any transaction or series of related transactions in which HIG Fund V, Inc. and its affiliates (including Texas Cellular Partners, L.P.) cease to own at least fifty percent (50%) of the outstanding common stock of LTC.


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         (ii)     "PUBLIC OFFERING" shall mean an underwritten pubic offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of LTC.

         4. REIMBURSEMENT OF EXPENSES; INDEPENDENT CONTRACTOR. The Consultant shall not, without the written consent of the CEO or the President, (i) make any advance to or for the account of the Companies, (ii) pay any sums held in accounts maintained by the Companies, or (iii) incur any liability or obligation for the account of the Companies. The Consultant shall be an independent contractor, and nothing obtaining in this Agreement shall be deemed or construed
(i) to create a partnership or joint venture between the Companies and the Consultant, (ii) to cause the Consultant to be responsible in any way for the debts, liabilities or obligations of the Companies or any other party, or (iii) to constitute the Consultant or any of its employees as employees, officers or agents of either of the Companies.

         5. OTHER ACTIVITIES OF CONSULTANT; INVESTMENT OPPORTUNITIES. The Companies acknowledge and agree that neither the Consultant nor any of the Consultant's employees, officers, directors, affiliates or associates shall be required to devote full time and business efforts to the duties of the Consultant specified in this Agreement, but instead shall devote only so much of such time and efforts as the Consultant reasonably deems necessary. The Companies further acknowledge and agree that the Consultant and its affiliates are engaged in the business of investing in, acquiring and/or managing businesses for the Consultant's own account, for the account of unaffiliated parties, and understand that the Consultant plans to continue to be engaged in such businesses (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Companies or any of their subsidiaries nor to constitute a conflict of interest. Furthermore, notwithstanding anything herein to the contrary, the Consultant shall be required to bring only such investments and/or business opportunities to the attention of the Companies as the Consultant, in its sole discretion, deems appropriate, except that if at any time the Consultant, Texas Cellular Partners, L.P. or HIG Fund V, Inc. or any of their respective affiliates desires to acquire all or a portion of a company, partnership or other business entity in the business of the retailing or the wholesale distribution of cellular or wireless communication services or products (a "TARGET COMPANY"), the Consultant shall make LTC aware of the Target Company as soon as the Target Company is identified as a suitable acquisition candidate by providing written notice of the potential acquisition to LTC and LTC shall have the right to participate with the Consultant in the due diligence review and negotiation process and shall also have a right of first refusal to acquire the Target Company. The directors of LTC that are not affiliated with the Consultant have the right to determine, on behalf of LTC, whether or not LTC will exercise its right of first refusal. LTC may exercise its right of first refusal by (a) notifying the Consultant in writing within thirty (30) days after the date a fully-executed letter of intent between Consultant, Texas Cellular Partners, L.P., or HIG Fund V, Inc. or their respective affiliates and the Target Company is delivered to LTC that it intends to acquire the Target Company and (b) reimbursing the Consultant for its out-of-pocket fees and expenses, if any. Once LTC notifies the Consultant of its intent to acquire the Target Company, LTC shall have the right to acquire the Target Company so long as acquisition negotiations are actively and substantively continuing. If (a) at any time

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LTC ceases to actively pursue acquiring the Target Company it shall notify the
Consultant of such event or (b) LTC does not exercise its right of first refusal, then in either case the Consultant shall have the right to acquire the Target Company. The Consultant's right to acquire the Target Company shall continue so long as acquisition negotiations are actively and substantively continued. In the event the Consultant ceases such negotiations for more than thirty (30) days, LTC shall have an additional right of first refusal to acquire the Target Company each time such event occurs.

         6. EQUITY CAPITAL LOANS. In the event LTC acquires or intends to acquire one or more businesses which results in the need for LTC to obtain additional equity capital from its existing shareholders, the Consultant agrees to lend (i) to Messrs. Molina and Beveridge and Ms. Gozlan and (ii) in the event the aggregate additional equity required equals or exceeds $2.5 million, to Mr. Sorensen, the funds necessary to buy their pro rata portion of equity securities issued for such purpose. The loans shall accrue interest at the prime rate of NationsBank, N.A. plus 1% per annum payable at maturity, be secured by a first and only perfected security interest in their shares of LTC's common stock purchased with such funds, may be prepaid in whole or in part at any time or from time to time without premium or penalty and shall be repaid as follows: upon any sale of stock by an individual, each individual shall repay his or her respective loan up to a maximum payment equal to 50% of the proceeds, after taxes, received by such individual from such sale or sales, with any remaining balance due June 25, 2001.


         7. COMPENSATION OF CONSULTANT. In full and complete payment and satisfaction of Consultant's previous agreements to provide the management services to the Companies, the Companies will pay to the Consultant an investment banking fee equal to $840,000 upon the occurrence of a Public Offering (the "PAYMENT DATE"). These fees are for Consultant's provision of investment banking services in connection with such Public Offering. For future consulting services described herein, the Companies shall pay the Consultant a fee of $350,000 per annum, payable monthly in advance on the first day of each month. For purposes of this Agreement, the term "Liquidation" shall mean any liquidation, dissolution or winding up of LTC, whether voluntary or involuntary.


         8. TERM. This Agreement shall commence as of the date hereof and shall remain in effect until the earlier to occur of (i) a Liquidation, Reorganization or Public Offering or (ii) June 25, 2001.

         9. TERMINATION UPON BREACH. Either the Companies or the Consultant may terminate this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 30 business days after notice of the same is given to the party alleged to be in breach by the other party.

         10. STANDARD OF CARE. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Companies or for any acts or omissions of any kind (including acts or omissions of the Consultant), unless caused by gross negligence or intentional misconduct of the Consultant.

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         11. INDEMNIFICATION OF CONSULTANT. The Companies hereby agree to indemnify and hold harmless the Consultant and its present and future officers, directors, affiliates, employees and agents ("INDEMNIFIED Parties") to the fullest extent permitted by law. The Companies further agree to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys' fees and expenses), subject to an undertaking from such Indemnified Party to repay the Companies if such party is determined not to be entitled to such indemnity.

         12. NO ASSIGNMENT. Without the consent of the Consultant, the Companies shall not assign, transfer or convey any of their respective rights, duties or interest under this Agreement, nor shall the Companies delegate any of the obligations or duties required to be kept or performed by them hereunder. Without the prior written consent of the Companies, the Consultant shall not assign, transfer or convey any of its rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement.

         13. NOTICES. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

If to the Companies:        Let's Talk Cellular & Wireless, Inc.
                            5200 NW 77th Court
                            Miami, Florida 33166
                            Attention: Nick Molina,
                               Chief Executive Officer,
                            and Brett Beveridge,
                               President

If to the Consultant:       H.I.G. Capital Management, Inc.
                            1001 South Bayshore Drive
                            Suite 2310
                            Miami, Florida  33131
                            Attention: Anthony Tamer

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

         14. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

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         15. NO WAIVER. The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

         16. ENTIRE AGREEMENT. This Agreement supersedes that certain Consulting Agreement, dated as of June 25, 1996, between the Consultant and LTC, and that certain Consulting Agreement, dated as of December 31, 1996, between the Consultant and TWI, and contains the entire agreement between the parties hereto with respect to the matters herein contained. Any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

         17. GOVERNING LAWS. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to the laws of any other state.

                                      * * *


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         IN WITNESS WHEREOF, the parties hereto have caused this Consulting
Agreement to be duly exercised by their authorized representatives as of the date first above written.


                                    LET'S TALK CELLULAR & WIRELESS, INC.


                                    By:/s/ NICK MOLINA
                                       -----------------------------------------
                                           Nick Molina, Chief Executive Officer



                                    TELEPHONE WAREHOUSE, INC.


                                    By:/s/ DOUGLAS BERMAN
                                       -----------------------------------------
                                           Douglas Berman, Vice President


                                    H.I.G. CAPITAL MANAGEMENT, INC.


                                    By:/s/ ANTHONY TAMER
                                       -----------------------------------------
                                           Anthony Tamer, President


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